EXHIBIT 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Reports Financial Results for First Quarter 2008

CARLSBAD, Calif.—(BUSINESS WIRE)—May 16, 2008—Orange 21 Inc. (NASDAQ:ORNG), a leading developer of brands that produce premium products for the action sports and youth lifestyle markets, today announced financial results for the three months ended March 31, 2008.

Three Months Ended March 31, 2008 and 2007

Consolidated net sales increased 23% to $11.6 million for the three months ended March 31, 2008 from $9.4 million for the three months ended March 31, 2007. The increase is partly due to increased sales and marketing efforts, an improvement in product mix and availability and increased prices. A net loss of $0.9 million was incurred for the three months ended March 31, 2008 compared to a net loss of $1.7 million for the three months ended March 31, 2007.

Consolidated gross profit increased 10% to $5.4 million for the three months ended March 31, 2008 from $4.9 million for the three months ended March 31, 2007. Gross profit as a percentage of sales decreased to 47% for the three months ended March 31, 2008 from 52% for the three months ended March 31, 2007 largely due to increased materials costs due to increased gas and oil prices and an increase in Euro foreign exchange rates, partly offset by decrease in outsourcing costs at LEM, our subsidiary and primary manufacturer. The increase in gross profit is also due to net decreases in inventory reserves for slow moving and obsolete inventory that is no longer being marketed for resale of approximately of $0.3 million. During the three months ended March 31, 2008, inventory with an adjusted basis of $0.1 million was sold for approximately $0.2 million in revenue, affecting margins by $0.1 million or 0.7% of net sales. The remaining decrease in the inventory reserve was mainly due to the disposal of product which has no effect on the results of operations.

Sales and marketing expense decreased 25% to $3.0 million for the three months ended March 31, 2008 from $3.9 million for the three months ended March 31, 2007. The decrease was primarily due to a $0.6 million decrease in depreciation expense for point-of-purchase displays in the U.S. partly offset by a $0.2 million increase in expense related to purchases of new point-of-purchase displays. During June 2007, the point-of-purchase displays in the U.S. were written off as a result of transferring ownership of the point-of-purchase displays to our customers. In addition, in the U.S., further purchases of point-of-purchase displays will no longer be capitalized since the displays will be owned by the customers. The cost of these displays will be charged to sales and marketing expense. We do not expect this change to materially affect our results of operations in future periods. There was also a decrease in the U.S. for employee-related expenses of $0.3 million.

General and administrative expense remained consistent at $2.5 million for the three months ended March 31, 2008 and 2007.

Shipping and warehousing expense increased 29% to $0.5 million for the three months ended March 31, 2008 from $0.4 million for the three months ended March 31, 2007. The increase is primarily due to increased employee-related expense at LEM.

Research and development expense increased 50% to $0.3 million for the three months ended March 31, 2008 from $0.2 million for the three months ended March 31, 2007. The increase is mainly due to an increase in employee-related expense.

Other net expense was $0.4 million for the three months ended March 31, 2008 compared to other net expense of $0.2 million for the three months ended March 31, 2007. The increase in other net expense is primarily due to increases in net interest expense and foreign currency transaction losses.

The income tax benefit for the three months ended March 31, 2008 and 2007 was $0.3 million and $0.6 million, respectively. The effective tax rate for the three months ended March 31, 2008 and 2007 was (24%) and (26%), respectively.

Non-GAAP Financial Information

During the three months ended March 31, 2008, we incurred $135,000 of non-cash expense in accordance with SFAS No. 123(R). Absent these charges during the period, we would have had a loss before tax of approximately $985,000 compared to a loss before tax of approximately $1,120,000 during the three months ended March 31, 2008.

(Thousands of Dollars)
GAAP Loss before provision for income taxes	(1,120)
Recurring SFAS No. 123 (R) costs	135

Non-GAAP Loss before benefit for income taxes, excluding recurring SFAS No. 123 (R) costs	(985)

We believe the presentation of Non-GAAP financial measures assists investors to better understand our operating performance. We believe that excluding the impact of certain non-cash items from earnings is helpful to investors in their review of information presented by us.

Liquidity and Capital Resources

Cash, cash equivalents, restricted cash and short-term investments at March 31, 2008 totaled approximately $618,000 compared to $555,000 at December 31, 2007.

Management Commentary and Analysis

Mark Simo, Orange 21’s Chairman and CEO, commented:

“We made progress in executing against our business plan this quarter, moving into a phase of growth while also continuing to work on improving operating efficiencies. Within the next few weeks, it’s our plan to host a conference call to provide further detail on the progress of the business. The precise timing of this call will depend on the finalization of our pending Registration Statement on Form S-3. We look forward to providing our shareholders with a more detailed report as soon as is appropriate given the requirements of this process.”

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic (TM), manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding the stabilization of the business, growth prospects, the rebound in dealer goodwill, the rekindled buzz around Spy, our ability to increase revenues and expand into new channels and markets, strength of our brand, and our ability to turn accumulated inventory into cash are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: risks related to the Company’s ability to manage growth; risks related to the limited visibility of future orders; the ability to identify and work with qualified manufacturing partners and consultants; the ability to expand distribution channels and retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; the ability to continue to develop, produce and introduce innovative new products in a timely manner; the ability to source raw materials and finished products at favorable prices; the ability to identify and execute successfully cost-control initiatives; uncertainties associated with the Company’s ability to maintain a sufficient supply of products and to successfully manufacture products; the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; uncertainties associated with intellectual property protection for the Company’s products; matters generally affected by the domestic and global economy, such as changes in interest and currency rates; and other risks identified from time to time in the Company’s filings made with the U.S. Securities and Exchange Commission. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can not guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$618	$555
Accounts receivable, net	8,288	10,510
Inventories, net	11,717	11,297
Prepaid expenses and other current assets	1,362	1,460
Income taxes receivable	132	123
Deferred income taxes	1,962	1,722

Total current assets	24,079	25,667
Property and equipment, net	6,160	5,775
Goodwill	10,443	9,735
Intangible assets, net of accumulated amortization of $536 and $504 at March 31, 2008 and December 31, 2007, respectively	496	493
Deferred income taxes	822	719
Other long-term assets	74	202

Total assets	$42,074	$42,591

Liabilities and Shareholders’ Equity
Current liabilities
Lines of credit	$4,789	$5,805
Current portion of capital leases	338	378
Current portion of notes payable	524	498
Accounts payable	7,239	6,715
Accrued expenses and other liabilities	4,540	4,964
Income taxes payable	274	207

Total current liabilities	17,704	18,567
Capitalized leases, less current portion	838	837
Notes payable, less current portion	773	704
Deferred income taxes	427	384

Total liabilities	19,742	20,492
Stockholders’ equity
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 8,165,564 and 8,161,814 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	1	1
Additional paid-in-capital	36,980	36,845
Accumulated other comprehensive income	3,475	2,526
Accumulated deficit	(18,124)	(17,273)

Total stockholders’ equity	22,332	22,099

Total liabilities and stockholders’ equity	$42,074	$42,591

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007 (As restated)
	(Unaudited)
Net sales	$11,554	$9,389
Cost of sales	6,110	4,466

Gross profit	5,444	4,923
Operating expenses:
Sales and marketing	2,952	3,911
General and administrative	2,462	2,523
Shipping and warehousing	507	392
Research and development	290	193

Total operating expenses	6,211	7,019

Loss from operations	(767)	(2,096)
Other expense:
Interest expense	(178)	(67)
Foreign currency transaction loss	(205)	(51)
Other income (expense)	30	(48)

Total other expense	(353)	(166)

Loss before benefit for income taxes	(1,120)	(2,262)
Income tax benefit	(269)	(589)

Net loss	$(851)	$(1,673)

Net loss per share of Common Stock

Basic	$(0.10)	$(0.21)

Diluted	$(0.10)	$(0.21)

Shares used in computing net loss per share of Common Stock
Basic	8,164	8,101

Diluted	8,164	8,101